Exhibit 21.1
Subsidiaries of Registrant

Name	Chinese Name (where applicable)	Jurisdiction of Incorporation or Organization
Zai Lab (Hong Kong) Limited	再创医药(香港)有限公司	Hong Kong
Zai Lab (Shanghai) Co., Ltd.	再鼎医药（上海）有限公司	Shanghai
Zai Lab International Trading (Shanghai) Co., Ltd.	再鼎国际贸易（上海）有限公司	Shanghai
Zai Lab (Suzhou) Co., Ltd.	再鼎医药（苏州）有限公司	Suzhou
Zai Lab Trading (Suzhou) Co., Ltd.	再鼎医药贸易（苏州）有限公司	Suzhou
Zai Biopharmaceutical (Suzhou) Co., Ltd	再创生物医药（苏州）有限公司	Suzhou
Zai Lab (AUST) Pty. Ltd.	N/A	Australia
Zai Lab (US) LLC	N/A	Delaware
ZLIP Holding Limited	N/A	Cayman
ZL Capital Limited	N/A	BVI
ZL China Holding Two Limited	N/A	Hong Kong
Zai Auto Immune Limited	N/A	Cayman
Zai Auto Immune (Hong Kong) Limited	N/A	Hong Kong
Zai Anti Infectives Limited	N/A	Cayman
Zai Anti Infectives (Hong Kong) Limited	N/A	Hong Kong
Zai Lab (Taiwan) Limited	再鼎台湾医药有限公司	Taiwan

*	All subsidiaries are wholly owned, directly or indirectly, by Zai Lab Limited.